FORM OF
PRINCIPAL EXCHANGE-TRADED FUNDS
DISTRIBUTION PLAN AND AGREEMENT
This DISTRIBUTION PLAN AND AGREEMENT (the “Plan”), made effective as of _________, 20__, is by and between PRINCIPAL EXCHANGE-TRADED FUNDS, a Delaware statutory trust (the “Fund”), and ALPS DISTRIBUTORS, INC., a Colorado corporation (the “Distributor”).
1.This Plan, when effective in accordance with its terms, shall be the written plan contemplated by U.S. Securities and Exchange Commission Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), for the shares of each series of the Fund identified in Appendix A attached hereto (the “Series”).
2.The Fund has entered into a Distribution Agreement on behalf of the Fund with the Distributor, under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers of shares of each Series (the “Shares”). Such efforts may include, but neither are required to include nor are limited to, the following: (1) formulation and implementation of marketing and promotional activities, such as mail promotions and television, radio, newspaper, magazine, and other mass media advertising; (2) preparation, printing, and distribution of sales literature provided to the Fund’s shareholders and prospective shareholders; (3) preparation, printing, and distribution of prospectuses and statements of additional information of the Fund and reports to recipients other than existing shareholders of the Fund; (4) obtaining such information, analyses, and reports with respect to marketing and promotional activities as the Distributor may, from time to time, deem advisable; (5) making payment of sales commission, ongoing commissions, and other payments to brokers, dealers, financial institutions, or others who sell Shares pursuant to Selling Agreements; (6) paying compensation to registered representatives or other employees of the Distributor who engage in or support distribution of the Fund’s Shares; (7) paying compensation to, and expenses (including overhead and telephone expenses) of, the Distributor; (8) providing training, marketing, and support to dealers and others with respect to the sale of Shares; (9) receiving and answering correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports; (10) providing of facilities to answer questions from prospective investors about Shares; (11) complying with federal and state securities laws pertaining to the sale of Shares; (12) assisting investors in completing application forms and selecting dividend and other account options; (13) providing of other reasonable assistance in connection with the distribution of the Fund’s Shares; (14) organizing and conducting of sales seminars and making payments in the form of transactional compensation or promotional incentives; and (15) such other distribution and services activities as the Fund determines may be paid for by the Fund pursuant to the terms of this Plan and in accordance with Rule 12b-1 of the Act.
3.The Distribution Agreement also authorizes the Distributor to enter into Service Agreements with other selling dealers and with banks or other financial institutions to provide shareholder services to existing Fund shareholders, including, without limitation, services such as furnishing information as to the status of shareholder accounts, responding to telephone and written inquiries of shareholders, and assisting Fund shareholders with tax information.

4.In consideration for the services described above, and the expenses incurred by the Distributor pursuant to the Distribution Agreement and Paragraphs 2 and 3 hereof, all with respect to Shares of a Series, Shares of each Series shall pay to the Distributor a fee at the annual rate as shown on Appendix A (or such lesser amount as the Fund Trustees may, from time to time, determine) of the average daily net assets of Shares of such Series. This fee shall be accrued daily and paid monthly or at such other intervals, as the Fund Trustees shall determine. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund’s then-current Registration Statement for the determination of the net asset value of the Fund’s Shares.
5.The Fund presently pays, and will continue to pay, a management fee to Principal Global Investors, LLC (the “Manager”) pursuant to a Management Agreement between the Fund and the Manager (the “Management Agreement”). It is recognized that the Manager may use its management fee revenue, as well as its past profits or its resources from any other source, to make payment to the Distributor with respect to any expenses incurred in connection with the distribution of Shares, including the activities referred to in Paragraph 2 hereof. To the extent that the payment of management fees by the Fund to the Manager should be deemed to be indirect financing of any activity primarily intended to result in the sale of shares within the meaning of Rule 12b-1, then such payment shall be deemed to be authorized by this Plan.
6.This Plan shall not take effect until it has been approved (a) by a vote of at least a majority (as defined in the Act) of the outstanding Shares of the Series and (b) by votes of the majority of both (i) the Board of Trustees of the Fund (the “Board”), and (ii) those Trustees of the Fund who are not “interested persons” (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to this Plan (the “Disinterested Trustees”), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.
7.Unless sooner terminated pursuant to Paragraph 9, this Plan shall continue in effect for a period of twelve months from the date it takes effect and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 6(b).
8.A representative of the Distributor shall provide to the Board and the Board shall review at least quarterly a written report of the amounts so expended and the purposes for which such expenditures were made.
9.This Plan may be terminated at any time by vote of a majority of the Disinterested Trustees, or by vote of a majority (as defined in the Act) of the outstanding Shares of the Series.
10.Any agreement of the Fund related to this Plan shall be in writing and shall provide:
(a)That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Disinterested Trustees or by a vote of a majority (as defined in the Act) of the outstanding Shares of the Series on not more than 60 days' written notice to any other party to the agreement; and
(b)That such agreement shall terminate automatically in the event of its assignment.
11.While the Plan is in effect, the Board shall satisfy the fund governance standards as defined in Securities and Exchange Commission Rule 0-1(a)(7).

12.This Plan does not require the Manager or Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of shares.
13.The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 8 for a period of not less than six years from the date of the Plan, or the agreements, or such report, as the case may be, the first two years in an easily accessible place.
14.This Plan may not be amended to increase materially the amount of fees provided for in Paragraph 4 hereof unless such amendment is approved in the manner provided for initial approval in Paragraph 6 hereof, and no other material amendment to this Plan shall be made unless approved in the manner provided for initial approval in Paragraph 6(b) hereof.
15.This Plan may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party agrees that electronic signatures of the parties included in this Plan are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.
Remainder of Page Intentionally Blank

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Plan as of the first date written above.

PRINCIPAL EXCHANGE-TRADED FUNDS

By:
Adam U. Shaikh Vice President, Assistant General Counsel, and Assistant Secretary

By:
Laura B. Latham Counsel and Assistant Secretary

ALPS DISTRIBUTORS, INC.

By:

PRINCIPAL EXCHANGE-TRADED FUNDS
Appendix A

Series	Distribution or Service Fee
Principal Active High Yield ETF	0.25%
Principal Capital Appreciation Select ETF	0.25%
Principal CLO ETF	0.25%
Principal Equity Premium Income ETF	0.25%
Principal Focused Blue Chip ETF	0.25%
Principal Inflation Protection ETF	0.25%
Principal International Equity ETF	0.25%
Principal Investment Grade Corporate ETF	0.25%
Principal Long Duration ETF	0.25%
Principal Quality ETF	0.25%
Principal Real Estate Active Opportunities ETF	0.25%
Principal Securitized Debt ETF	0.25%
Principal Spectrum Preferred and Income ETF	0.25%
Principal Spectrum Preferred Securities Active ETF	0.25%
Principal U.S. Mega-Cap ETF	0.25%
Principal U.S. Small-Cap ETF	0.25%
Principal Value ETF	0.25%